As filed with the Securities and Exchange Commission on June 18, 2015

Registration No. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTRA-CELLULAR THERAPIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	36-4742850
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

430 East 29th Street

New York, New York 10016

(212) 923-3344

(Address, including zip code, of principal executive offices)

INTRA-CELLULAR THERAPIES, INC.

AMENDED AND RESTATED 2013 EQUITY INCENTIVE PLAN

(Full Title of the Plan)

Sharon Mates, Ph.D.

Chairman, President and Chief Executive Officer

Intra-Cellular Therapies, Inc.

430 East 29th Street

New York, New York 10016

(212) 923-3344

(Name, address and telephone number, including area code, of agent for service)

Copies to:

William C. Hicks, Esq.

Scott A. Samuels, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, Massachusetts 02111

(617) 542-6000

Facsimile: (617) 542-2241

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.0001 per share	3,900,000 shares	$17.57 - $28.41	$109,319,276	$12,703

(1)	The number of shares of common stock, par value $0.0001 per share (“Common Stock”), of Intra-Cellular Therapies, Inc. (the “Registrant”), stated above consists of the aggregate number of additional shares which may be sold (i) upon the exercise of options which have been granted under the Intra-Cellular Therapies, Inc. Amended and Restated 2013 Equity Incentive Plan (the “2013 Plan”) (136,506 shares), and (ii) upon the exercise of options or issuance of stock-based awards which may hereafter be granted under the 2013 Plan (3,763,494 shares). The maximum number of shares which may be sold upon the exercise of such options or issuance of stock-based awards granted under the 2013 Plan is subject to adjustment in accordance with certain anti-dilution and other provisions of the 2013 Plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act. The offering price per share and the aggregate offering price (a) for outstanding options granted under the 2013 Plan are based upon the weighted-average exercise price of such outstanding options, and (b) for shares reserved for future grant or issuance under the 2013 Plan are based on the average of the high and the low price of Registrant’s Common Stock as reported on The NASDAQ Global Select Market, as of a date (June 12, 2015) within five business days prior to filing this Registration Statement. The chart below details the calculations of the registration fee:

Securities	Number of Shares	Offering Price Per Share (2)	Aggregate Offering Price
Shares issuable upon the exercise of outstanding options granted under the 2013 Plan	136,506 (3)	$17.57 (2)(a)	$2,398,411
Shares reserved for future grant under the 2013 Plan	3,763,494 (3)	$28.41 (2)(b)	$106,920,865
Proposed Maximum Aggregate Offering Price			$109,319,276
Registration Fee			$12,703

(3)	Consists of (i) 800,000 shares of Common Stock reserved for issuance under the 2013 Plan as a result of the automatic increase in shares reserved under the 2013 Plan effective January 1, 2015 pursuant to evergreen provisions (of which 136,506 shares are subject to options which have been granted under the 2013 Plan, none of which have been exercised), and (ii) 3,100,000 shares of Common Stock reserved for issuance under the 2013 Plan as a result of the increase in shares reserved under the 2013 Plan approved by the Registrant’s stockholders at the Registrant’s 2015 Annual Meeting of Stockholders.

EXPLANATORY NOTE

This Registration Statement registers an aggregate of 3,900,000 additional shares of the Registrant’s common stock reserved under the Intra-Cellular Therapies, Inc. Amended and Restated Equity Incentive Plan (the “2013 Plan”), consisting of (i) an increase of 800,000 shares reserved under the 2013 Plan effective January 1, 2015 by operation of the 2013 Plan’s “evergreen” provision; and (ii) an increase of 3,100,000 shares reserved under the 2013 Plan approved by the Registrant’s stockholders at the Registrant’s 2015 Annual Meeting of Stockholders. This Registration Statement registers additional securities of the same class as other securities for which a registration statement filed on Form S-8 of the Registrant relating to an employee benefit plan is effective (SEC File No. 333-193310). The information contained in the Registrant’s registration statement on Form S-8 (SEC File No. 333-193310) is hereby incorporated by reference pursuant to General Instruction E of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

The Index to Exhibits immediately preceding the exhibits is incorporated herein by reference.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on June 18, 2015.

INTRA-CELLULAR THERAPIES, INC.

By	/s/ Sharon Mates, Ph.D.
Sharon Mates, Ph.D.
Chairman, President and Chief Executive Officer

Each person whose signature appears below constitutes and appoints Sharon Mates, Ph.D., Lawrence J. Hineline and Michael I. Halstead, and each of them singly, her or his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for her or him and in her or his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Intra-Cellular Therapies, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as she or he might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sharon Mates, Ph.D.	Chairman, President and Chief Executive Officer (principal executive officer)	June 18, 2015
Sharon Mates, Ph.D.

/s/ Lawrence J. Hineline	Vice President of Finance and Chief Financial Officer (principal financial officer and principal accounting officer)	June 18, 2015
Lawrence J. Hineline

/s/ Christopher Alafi, Ph.D.	Director	June 18, 2015
Christopher Alafi, Ph.D.

/s/ Richard Lerner, M.D.	Director	June 18, 2015
Richard Lerner, M.D.

/s/ Joel S. Marcus	Director	June 18, 2015
Joel S. Marcus

/s/ Rory B. Riggs	Director	June 18, 2015
Rory B. Riggs

/s/ Robert L. Van Nostrand	Director	June 18, 2015
Robert L. Van Nostrand

Intra-Cellular Therapies, Inc.

INDEX TO EXHIBITS FILED WITH

FORM S-8 REGISTRATION STATEMENT

Exhibit Number		Exhibit Description	Filed Herewith	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File/ Reg. Number

4.1		Restated Certificate of Incorporation of the Registrant, as filed with the Secretary of State of the State of Delaware on November 7, 2013.		S-1/A (Exhibit 3.1)	11/26/13	333-191238

4.2		Restated Bylaws of the Registrant.		8-K (Exhibit 3.5)	9/5/2013	000-54896

4.3		Form of common stock certificate.		8-K (Exhibit 4.1)	9/5/2013	000-54896

4.4	.1	Warrant to Purchase Common Stock dated April 19, 2013 issued to Alzheimer Drug Discovery Foundation, Inc.		8-K (Exhibit 4.2.1)	9/5/2013	000-54896

	.2	Amendment dated August 29, 2013 to Warrant to Purchase Common Stock dated April 19, 2013 issued to Alzheimer Drug Discovery Foundation, Inc.		8-K (Exhibit 4.2.2)	9/5/2013	000-54896

4.5		Registration Rights Agreement dated as of August 29, 2013 by and among Intra-Cellular Therapies, Inc., the stockholders named therein and the Registrant.		8-K (Exhibit 10.19)	9/5/2013	000-54896

5.1		Opinion of Mintz, Levin, Cohn, Glovsky and Popeo, P.C.	X

23.1		Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in opinion of counsel filed as Exhibit 5.1).	X

23.2		Consent of Ernst & Young LLP.	X

24.1		Power of Attorney to file future amendments (set forth on the signature page of this Registration Statement).

99.1		2003 Equity Incentive Plan, as amended.		8-K (Exhibit 10.14)	9/5/2013	000-54896

99.2		Form of Stock Option Agreement under the 2003 Equity Incentive Plan, as amended.		8-K (Exhibit 10.15)	9/5/2013	000-54896

99.3		Amended and Restated 2013 Equity Incentive Plan.		8-K (Exhibit 10.1)	6/18/2015	001-36274

99.4		Form of Stock Option Agreement under the Amended and Restated 2013 Equity Incentive Plan.		10-K (Exhibit 10.19)	3/25/2014	001-36274

5